Filed pursuant to Rule 424(b)(5)
Registration File No. 333-141303
In connection with the securities offered from the registration statement (File No. 333-141303) by means of this prospectus supplement, a filing fee of $322.71, calculated in accordance with Rules 457(c) and (r), has been transmitted to the SEC.
Prospectus Supplement
(To prospectus dated March 14, 2007)
Delta Petroleum Corporation
475,000 of
Common Stock
          The selling stockholders may use this prospectus in connection with sales of up to 475,000 shares of our common stock.
          Our common stock is traded on the NASDAQ Global Market under the symbol “DPTR.” On June 20, 2007, the last reported sale price of our common stock was $21.07 per share.
          The selling shareholders may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters. We will not receive any proceeds from the sale of shares by the selling shareholders.
Investing in our common stock involves risks and uncertainties. See “Risk Factors” beginning on page S-5 of this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus carefully before you make your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 21, 2007

Prospectus supplement

Page
ABOUT THIS PROSPECTUS SUPPLEMENT
FORWARD-LOOKING STATEMENTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
SELLING STOCKHOLDERS
S-1 S-1 S-2 S-3 S-5 S-7 S-7 S-7
Prospectus

Page
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
RECENT MATERIAL CHANGES IN OUR BUSINESS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF COMMON STOCK
INTERESTS OF NAMED EXPERTS AND COUNSEL EXPERTS
LEGAL MATTERS
RESERVE ENGINEERS
1 2 2 2 2 2 3 4 5 5 5

i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.
You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement. We have not authorized anyone to provide you with information that is different. We are offering our common stock only in jurisdictions where such offers are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement in making your investment decision.
FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.
We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “goal” or other words that refer to future events or outcomes. Except for statements of historical or present facts, all other statements contained in this prospectus supplement are forward-looking statements.
These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially. In some cases, information regarding certain important factors that could cause actual results to differ materially from any forward-looking statement appears together with such statement. In addition, the factors described under “Risk Factors” in this prospectus supplement and the documents we incorporate by reference, as well as other possible factors not listed, could cause actual results to differ materially from those expressed in forward-looking statements.
Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus supplement and the accompanying prospectus, in any additional prospectus supplement and in any documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements above. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus supplement. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov). Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and in prior reports. All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K or as otherwise permitted by SEC rules, from the date of this prospectus supplement until the completion of the offering to which this prospectus supplement relates or this offering is terminated, shall also be deemed to be incorporated herein by reference and will automatically update and supersede information included or previously incorporated by reference in this prospectus supplement. The documents we incorporate by reference into this prospectus supplement are:
•	Our Annual Report on Form 10-K, for the year ended December 31, 2006;
•	Our Quarterly Report on Form 10-Q, for the quarter ended March 31, 2007; and
•	Our Current Reports on Form 8-K filed January 25 and 30, 2007, February 9, 2007, April 25, 2007, May 2, 2007, and June 7, 2007.
You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address: Kevin K. Nanke, Delta Petroleum Corporation, 370 17th Street, Suite 4300, Denver, Colorado 80202, telephone (303) 293-9133.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, carefully before making an investment decision, especially the risks of investing in our common stock discussed under “Risk Factors” in this prospectus supplement and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein. As used in this prospectus supplement, “Delta Petroleum,” “Delta,” “Company,” “our Company,” “we,” “our,” and “us” refer to Delta Petroleum Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.
Our Company
We are a Denver, Colorado based independent energy company engaged primarily in the exploration for, and the development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Rocky Mountain and onshore Gulf Coast regions, which together comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant development drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects. We also have extensive exploration activities in the Columbia River Basin in Washington state, in the Hingeline play in Central Utah and the Paradox Basin of southeastern Utah and southwestern Colorado. We generally concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience. We also have an ownership interest in DHS Drilling Company, providing the benefit of priority access to 17 drilling rigs that operate primarily in the Rocky Mountain region.
During the year ended December 31, 2006 we had production from continuing operations of 15.4 Bcfe. As of December 31, 2006, we had estimated proved reserves of 302.4 Bcfe with a reserve life of approximately 19 years. Our proved reserves were 34% proved developed and 74.3% were natural gas. Our reserve estimates change continuously and are evaluated by us on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploratory development activities may have a significant effect on the quantities and future values of our reserves.
For calendar year 2007, our drilling budget is $250 to $275 million. We are concentrating a substantial portion of this budget on the development of our Piceance, Wind River and Paradox Basin assets in the Rockies, and to a lesser extent, our Newton and Midway Loop fields in the Gulf Coast.
Our common stock is quoted on the NASDAQ Global Market under the symbol “DPTR,” and is a component of the Russell 3000® Index.
We were originally incorporated in 1984 and have been publicly held since 1987. Effective January 31, 2006, we changed our state of incorporation from Colorado to Delaware through a reincorporation merger.
Our principal executive offices are located at 370 17th Street, Suite 4300, Denver, Colorado 80202. Our telephone number is (303) 293-9133. We also maintain a website at http://www.deltapetro.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus supplement.

The Offering

Securities Offered	Up to 475,000 shares of our common
stock offered by the selling
stockholders. The selling
stockholders acquired the shares from
Delta in private transactions in
which Delta acquired properties from
the selling stockholders and paid a
portion or all of the consideration
in shares of our common stock.

Offering Price	The shares being offered pursuant to
this prospectus being offered by the
selling stockholders from time to
time at the then current market
price.

Common Stock Outstanding	66,246,000 shares of common stock $.01 par value were outstanding as of
June 18, 2007.

NASDAQ symbol for	DPTR
our common stock .

Dividend Policy	We do not anticipate paying dividends
on our common stock in the
foreseeable future.

Use of Proceeds	The shares offered pursuant to this
prospectus are being sold by the
selling stockholders and we will not
receive any proceeds of the offering.

Risk factors	For a discussion of risks and
uncertainties involved with an
investment in our common stock, see
“Risk Factors” beginning on page S-5
of this prospectus supplement.

See “Description of Common Stock” on page 4 of the accompanying prospectus for additional information regarding the common stock to be issued in the offering.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully read and consider the risks described below and those incorporated by reference before deciding to invest in our securities. The occurrence of any such risks could materially harm our business, financial condition, results of operations or cash flows. In any such case, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment. When determining whether to invest in our securities, you should also refer to the other information contained or incorporated by reference in this prospectus supplement, including our consolidated financial statements and the related notes.
Risks Related To Our Stock
There may be future dilution of our common stock or other equity, which will adversely affect the market price of our common stock.
We are not restricted from issuing additional shares of our common stock, or securities convertible into or exchangeable for our common stock. In addition, to the extent options to purchase common stock under our employee and director stock option plans or outstanding warrants to purchase common stock are exercised or the price vesting triggers under the performance shares granted to our executive officers are satisfied, holders of our common stock will experience dilution. As of December 31, 2006, we had outstanding options to purchase 2,360,000 shares of common stock at a weighted average exercise price of $8.68.
On April 25, 2007, we issued $115.0 million aggregate principal amount of 3 3/4% Senior Convertible Notes due 2037 (the “Notes”), and, among other terms, the Notes are convertible into our common stock at the holder’s option, in whole or in part at an initial conversion rate of $30.34 per share of common stock, which conversion rate is adjustable from time to time in certain instances.
We may issue shares of preferred stock with greater rights than our common stock.
Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock.
We do not expect to pay dividends on our common stock.
We have never paid dividends with respect to our common stock, and we do not expect to pay any dividends, in cash or otherwise, in the foreseeable future. We intend to retain any earnings for use in our business. In addition, the credit agreement relating to our senior secured credit facility prohibits us from paying any dividends and the indenture governing our senior notes restricts our ability to pay dividends. In the future, we may agree to further restrictions.
The common stock is an unsecured equity interest in our company.
As an equity interest, the common stock will not be secured by any of our assets. Therefore, in the event we are liquidated, the holders of the common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of the common stock.

Our stockholders do not have cumulative voting rights.
Holders of our common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, a plurality of holders of our outstanding common stock will be able to elect all of our directors. As of March 31, 2007, our directors and executive officers and their respective affiliates collectively and beneficially owned approximately 7.4% of our outstanding common stock.
Anti-takeover provisions in our certificate of incorporation, Delaware law and certain of our contracts may have provisions that discourage corporate takeovers and could prevent stockholders from realizing a premium on their investment.
Certain provisions of our Certificate of Incorporation, the provisions of the Delaware General Corporation Law and certain of our contracts may discourage persons from considering unsolicited tender offers or other unilateral takeover proposals or require that such persons negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions may discourage acquisition proposals or delay or prevent a change in control. As a result, these provisions could have the effect of preventing stockholders from realizing a premium on their investment.
Our Certificate of Incorporation authorizes our board of directors to issue preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights of those shares, as the board of directors may determine. In addition, our Certificate of Incorporation authorizes a substantial number of shares of common stock in excess of the shares outstanding. These provisions may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.
Under the Notes, a change in control would constitute a default if certain conditions are not satisfied. In addition, under our senior secured credit facility, a change in control is an event of default. Under the indenture governing our senior notes, upon the occurrence of a change in control, the holders of our senior notes will have the right, subject to certain conditions, to require us to repurchase their notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of the repurchase.

USE OF PROCEEDS
The proceeds from the sale of the shares of common stock offered pursuant to this prospectus will be received directly by the selling stockholders, and we will not receive any proceeds from the sale of these shares. We will pay the registration, filing, listing and printing fees and our legal and accounting expenses in connection with this offering.
DETERMINATION OF OFFERING PRICE
The shares registered herein are being sold by the selling stockholders, and not by us. We expect that therefore, they will be sold at, or about, the market price as of the date of sale. Our common stock is traded on the NASDAQ Global Market System under the symbol “DPTR.” On June 20, 2007, the reported closing price for our common stock on the NASDAQ Global Market was $21.07.
SELLING STOCKHOLDERS
The shares offered pursuant to this prospectus are being offered by the selling stockholders named herein and selling stockholders to be named in future prospectus supplement(s).
Selling stockholders
The table below includes information regarding ownership of our common stock by the selling stockholders named herein and the number of shares that may be sold by them under this prospectus. There are no material relationships with the selling stockholders other than those discussed herein.
The selling stockholders named herein acquired the shares from Delta in private transactions in which Delta acquired properties from the selling stockholders named herein and paid a portion or all of the consideration in shares of our common stock.

	Shares			Shares
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering(1)
		Percent of	Shares Offered		Percent of
Selling Stockholder	Number	Class	Hereby	Number	Class

WillSource Enterprise, LLC(2)	167,241	*	154,375	12,866	*
Karl D. Smith	509,040	*	285,000	224,040	*
Ray A. Melvin	19,202	*	14,250	4,952	*
Thomas J. Wolf, Jr.	19,202	*	14,250	4,952	*
Enfield Energy Company(3)	10,226	*	7,125	3,101	*

Total	724,911	1.1%	475,000	249,911	*

*	less than 1%

(1)	Assumes that the selling stockholders named herein will sell all of the shares of common stock offered pursuant to this prospectus. We cannot assure you that the selling stockholders named herein will sell all or any of these shares.

(2)	Reed F. Williams has the dispositive and voting power for the shares held by WillSource Enterprise, LLC.

(3)	Richard W. Fairchild, Jr. has the dispositive and voting power for the shares held by Enfield Energy Company.

Delta Petroleum Corporation
Common Stock
     The selling stockholders named herein may use this prospectus in connection with sales of up to 754,000 shares of our common stock. In addition, selling stockholders to be named in prospectus supplement(s) to be provided in the future may offer, from time to time, shares of our common stock.
     Our common stock is traded on the NASDAQ National Market under the symbol “DPTR.” On March 13, 2007, the last reported sale price of our common stock was $18.27 per share.
CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.
     The selling stockholders may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters. We will not receive any proceeds from the sale of shares by the selling stockholders.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     The date of this prospectus is March 14, 2007.

WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Requests for copies should be directed to the Commission’s Public Reference Section, Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.
     We have filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the “Registration Statement”) of which this prospectus constitutes a part, under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission’s Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission’s Web site (http://www.sec.gov).
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the SEC are incorporated by reference in this prospectus:
*	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

*	Our Current Reports on Form 8-K filed on January 25 and 30, 2007, February 9, 2007 and March 3, 2007 (excluding information furnished pursuant to Item 2.02 or Item 7.01 and any exhibits thereto);

*	The description of our common stock contained in our Registration Statement on Form 10 filed September 9, 1987; and

*	All documents filed by us, subsequent to the date of this prospectus, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Kevin K. Nanke, Delta Petroleum Corporation, Suite 4300, 370 17th Street, Denver, Colorado 80202, or (303) 293-9133.
     CAUTIONARY STATEMENT FOR PURPOSES OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS
     We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Except for statements of historical or present facts, all other statements contained or incorporated by reference in this prospectus are forward-looking statements. The forward-looking statements may appear in a number of places and include statements with respect to, among other things: business objectives and strategic plans; operating strategies; acquisition strategies; drilling wells; oil and gas reserve estimates (including estimates of future net revenues associated with such reserves and the present value of such future net revenues); estimates of future production of oil and natural gas; expected results or benefits associated with our recent acquisitions; marketing of oil and natural gas; expected future revenues, earnings, and results of operations; future capital, development and exploration expenditures (including the amount and nature thereof); our expectation that we will have adequate cash from operations and credit facility borrowings to meet future debt service, capital expenditure and working capital requirements in fiscal year 2007; nonpayment of dividends; expectations regarding competition and our competitive advantages; impact of the adoption of new accounting standards and our financial and accounting systems and analysis programs; and effectiveness of our internal controls over financial reporting.
     These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially. In some cases, information regarding certain important factors that could cause actual results to differ materially from any forward-looking statement appears together with such statement. In addition, the factors described under Risk Factors, as well as other possible factors not listed, could cause actual results to differ materially from those expressed in forward-looking statements, including, without limitation, the following:
•	deviations in and volatility of the market prices of both crude oil and natural gas;

•	the timing, effects and success of our acquisitions, dispositions and exploration and development activities;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production;

•	timing, amount, and marketability of production;

•	third party curtailment, processing plant or pipeline capacity constraints beyond our control;

•	our ability to find, acquire, market, develop and produce new properties;

•	plans with respect to divestiture of oil and gas properties;

•	effectiveness of management strategies and decisions;

•	the strength and financial resources of our competitors;

•	climatic conditions;

•	changes in the legal and/or regulatory environment and/or changes in accounting standards policies and practices or related interpretations by auditors or regulatory entities; and

•	unanticipated recovery or production problems, including cratering, explosions, fires and uncontrollable flows of oil, gas or well fluids.
     Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us.
     All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements above. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

-i-

PROSPECTUS SUMMARY
     The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes incorporated by reference into this prospectus.
Delta
     Delta Petroleum Corporation (“Delta,” “we” or “us”) is an independent energy company engaged primarily in the exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Rocky Mountain and onshore Gulf Coast regions, which comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects.
     As of December 31, 2006, our reserves were comprised of approximately 302.4 Bcfe, 74.3% of which were natural gas. Approximately 53% of our proved reserves were located in the Rocky Mountains, 37% in our Gulf Coast region and 10% in other locations. Our reserve estimates change continuously and are evaluated by us on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploration and development activities may have a significant effect on the quantities and future values of our reserves.
     Our planned exploration and development activities for 2007 approximate $175 to $215 million. We expect that approximately 80% of our 2007 drilling capital expenditures will be in our Rocky Mountain development and exploration projects. As of December 31, 2006, we controlled approximately 1,240,000 net undeveloped acres, representing approximately 97% of our total acreage position. We retain a high degree of operational control over our asset base, with an average working interest in excess of 85% as of December 31, 2006 (excluding our Columbia River Basin acreage). This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations.
     We also currently have an ownership interest in a drilling company, providing the benefit of full-time access to sixteen drilling rigs. We concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience.
     We maintain our principal executive offices at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, and our telephone number is (303) 293-9133. Our common stock is listed on the NASDAQ National Market under the symbol “DPTR.”
The Offering

Securities Offered	Up to 754,000 shares of our common stock offered by the selling stockholders named herein. The selling stockholders named herein acquired the shares from Delta in private transactions in which Delta acquired properties from the selling stockholders and paid a portion or all of the consideration in shares of our Common Stock. In addition, selling stockholders to be named in future prospectus supplement(s) may offer, from time to time, shares of our common stock.

Offering Price	The shares being offered pursuant to this prospectus are being offered by the selling stockholders from time to time at the then current market price.

Common Stock Outstanding	57,752,620 shares of common stock $.01 par value were outstanding as of March 2, 2007.

Dividend Policy	We do not anticipate paying dividends on our common stock in the foreseeable future.

Use of Proceeds	The shares offered pursuant to this prospectus are being sold by the selling stockholders and we will not receive any proceeds of the offering.
RISK FACTORS
     Prospective investors should consider carefully, in addition to the other information in this prospectus, the Risk Factors set forth in our Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference.
USE OF PROCEEDS
     The proceeds from the sale of the shares of common stock offered pursuant to this prospectus will be received directly by the selling stockholders, and we will not receive any proceeds from the sale of these shares.
DETERMINATION OF OFFERING PRICE
     The shares registered herein are being sold by the selling stockholders, and not by us. We expect that therefore, they will be sold at, or about, the market price as of the date of sale. Our common stock is traded on the NASDAQ National Market System under the symbol “DPTR.” On March 13, 2007, the reported closing price for our common stock on the NASDAQ National Market System was $18.27.
RECENT MATERIAL CHANGES IN OUR BUSINESS
     There have been no material changes in our business since December 31, 2006 that have not been reported in our reports on Form 8-K.
SELLING STOCKHOLDERS
     The shares offered pursuant to this prospectus are being offered by the selling stockholders named herein and selling stockholders to be named in future prospectus supplement(s).
Selling stockholders
     The table below includes information regarding ownership of our common stock by the selling stockholders named herein and the number of shares that may be sold by them under this prospectus. There are no material relationships with the selling stockholders other than those discussed herein.
     The selling stockholders named herein acquired the shares from Delta in private transactions in which Delta acquired properties from the selling stockholders named herein and paid a portion or all of the consideration in shares of our Common Stock.

2

	Shares			Shares
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering(1)
		Percent of	Shares Offered		Percent of
Selling Stockholder	Number	Class	Hereby	Number	Class
WillSource Enterprise, LLC (2)	75,986	*	75,400	586	*

Karl D. Smith	628,200	1.1%	603,200	25,000	*

Ray A. Melvin	30,160	*	30,160	0	*

Thomas J. Wolf, Jr.	30,160	*	30,160	0	*

Enfield Energy Company (3)	15,080	*	15,080	0	*

Total	779,586	1.3%	754,000	25,586	*

*	less than 1%

(1)	Assumes that the selling stockholders named herein will sell all of the shares of common stock offered pursuant to this prospectus. We cannot assure you that the selling stockholders named herein will sell all or any of these shares.

(2)	Reed F. Williams has the dispositive and voting power for the shares held by WillSource Enterprise, LLC.

(3)	Richard W. Fairchild, Jr. has the dispositive and voting power for the shares held by Enfield Energy Company.
PLAN OF DISTRIBUTION
     The selling stockholders and their respective successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling stockholders may effect the distribution of the common stock in one or more of the following methods:
-	ordinary brokers’ transactions, which may include long or short sales;

-	transactions involving cross or block trades or otherwise on the open market;

-	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

-	“at the market” to or through market makers or into an existing market for the common stock;

-	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

-	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

-	any combination of the above, or by any other legally available means.
     In addition, the selling stockholders or their respective successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their respective successors in interest may also enter into option or other transactions with broker-dealers that

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require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.
     Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).
     Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.
     We cannot assure you that the selling stockholders will sell any or all of the shares of common stock offered by the selling stockholders.
     In order to comply with the securities laws of certain states, if applicable, the selling stockholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling stockholders may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
DESCRIPTION OF COMMON STOCK
     We are authorized to issue up to 300,000,000 shares of common stock, par value $0.01 per share. On March 2, 2007, there were 57,752,620 shares of our common stock outstanding.
Dividend Rights
     Holders of our common stock may receive dividends when, as and if declared by our board of directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our company.
Voting and Other Rights
     Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote, and, in general, all matters will be determined by a majority of votes cast.
Election of Directors
     Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.
Liquidation
     In the event of any liquidation, dissolution or winding up of Delta, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

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Redemption
     Delta’s common stock is not redeemable or convertible.
Other Provisions
     All outstanding common stock is fully paid and non-assessable.
     This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read our certificate of incorporation and our bylaws, because they, and not this description, define your rights as a holder of our common stock. See “Where You Can Find More Information” for information on how to obtain copies of these documents.
INTERESTS OF NAMED EXPERTS AND COUNSEL EXPERTS
     The consolidated financial statements of Delta Petroleum Corporation as of December 31, 2006 and 2005, and for the year ended December 31, 2006, the six-month period ended December 31, 2005, and each of the years ended June 30, 2005 and 2004 and managements’ assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, as of July 1, 2005.
LEGAL MATTERS
     The validity of the issuance of the common stock offered pursuant to this prospectus will be passed upon for us by Davis Graham & Stubbs LLP, Denver, Colorado.
RESERVE ENGINEERS
     Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves associated with our oil and gas properties, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ralph E. Davis Associates, Inc. or Mannon Associates, independent reserve engineers. The reserve information is incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such reports.

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Delta Petroleum Corporation
475,000 shares
Common stock
Prospectus supplement
June 21, 2007
You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement. We have not authorized anyone to provide you with information that is different. We are offering our common stock only in jurisdictions where such offers are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, or of any sale of our common stock.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.